SigmaBroadBand Co.

UNANIMOUS WRITTEN CONSENT OF BOARD OF DIRECTORS IN LIEU OF MEETING

The undersigned, being all of the directors of SigmaBroadBand Co., a Georgia corporation (the "Corporation"), do hereby waive notice and consent to the adoption of the following resolutions pursuant to the Georgia General Corporation Law, do hereby waive notice and adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a meeting of the Board of Directors of the Corporation:

WHEREAS, the Board of Directors has deemed it advisable to issue 40,000 Class "B" Preferred shares to Mark Bailey, the Corporation's Vice President and Director, in exchange for Mr. Bailey agreeing to retire $100,000.00 (USD) of debt owed to him by the Corporation;

NOW, THEREFORE, be it:

RESOLVED, the Board of Directors hereby agrees to issue 40,000 Class "B" Preferred shares to Mark Bailey, the Corporation's Vice President and Director, in exchange for Mr. Bailey retiring $100,000.00 (USD) of debt owed to him by the Corporation; and be it further

RESOLVED, that the Officers of said Corporation be, and they hereby are, authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their discretion, deem necessary, desirable or appropriate for the issuance of the above referenced shares, including making the necessary adjustments to the financial statements of the Corporation.

IN WITNESS WHEREOF, we hereby set our hands this 21st day of Sept, 2017.

Jeffery Brown, President